Exhibit 99

For further information, contact:
Ronald Frank
(716) 684-8060

For immediate release…

ECOLOGY AND ENVIRONMENT, INC. TO EXIT
DOMESTIC LABORATORY TESTING BUSINESS

Buffalo, New York, January 17, 2005

In a special meeting of the Board of Directors, the Board voted to exit the Company's domestic laboratory operations, the Analytical Service Center (ASC) in Lancaster, New York.  The Board, in taking this action, cited both deterioration in effective pricing and a reduced emphasis by Federal agencies for analytical testing.  The Department of Defense has reduced its effort in the environmental field, by minimizing expenditures that do not sustain National defense decisions.  It is estimated that the resulting impairment of assets to be recognized in the Company's second quarter will be in the range of $2 to $2.5 million.  The Company intends to look for alternatives for the building either through sale or reuse.  The disposition of the building and equipment will require further analysis to determine the marketability.

As per the Board resolution, E & E will seek an orderly phase out/transfer of its exiting work and will not bid on new work past January 17, 2005.

Ecology and Environment, Inc. is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.  E & E can be located on the World Wide Web at www.ene.com.